EXHIBIT 10.2

EGAIN CORPORATION

EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

This Executive Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between [●] (“Executive”) and eGain Corporation (the “Company”), effective as of [●], 2015 (the “Effective Date”).

RECITALS

1.The Company desires to provide for the payment of certain benefits in connection with certain terminations of Executive’s employment in connection with a Change in Control (as defined herein) of the Company.

2.Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Term of Agreement.

This Agreement has a two (2) year term from the Effective Date (the “Initial Term”) and will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.  Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control.  If Executive becomes entitled to benefits under this Agreement during the Initial Term or any Additional Term, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.At-Will Employment.

The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.Severance Benefits.

If Executive is involuntarily terminated without Cause or resigns for Good Reason within the first twelve (12) months following a Change in Control, Executive will receive the following severance benefits from the Company, provided that Executive signs and does not revoke the release of claims as required by Section 4(a) and complies with the covenants set forth in Sections 4(b):

(a)Earned Amounts.   Executive will receive all compensation that is earned but unpaid as of the date of termination, including salary, commissions and accrued but unused paid time off and vacation.

(b)Cash Severance.  Executive will receive a lump sum payment within sixty (60) days following termination of employment in an amount equal to the sum of (i) six (6) months of Executive’s then current annual base salary as of the date of such termination plus (ii) fifty percent (50%) of Executive’s target bonus for the year of termination.

(c)Equity Awards.   Subject to Section 11(c), Executive shall vest immediately in that additional portion of any then outstanding and unvested Equity Awards which would have vested had Executive’s employment with the Company continued for a period of an additional six (6) months after the date of termination.  The Equity Awards will otherwise remain subject to the terms and conditions of the applicable Equity Award agreement.

(d)Benefits.   For a period of six (6) months following the date of termination that Executive is eligible to elect and does elect to continue coverage for himself or herself and his or her eligible dependents under the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended  (“COBRA”), the Company shall promptly reimburse Executive for the monthly COBRA premium paid by Executive for Executive and his or her eligible dependents; provided, however, that such reimbursement shall terminate if and to the extent Executive becomes eligible to receive group health coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive). Notwithstanding the foregoing, if the Company’s  reimbursement of COBRA premiums under this Section 3(d) would result in imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the parties agree to reform this Section in such manner as would be necessary to comply with PPACA.

4.Conditions to Receipt of Severance.

 (a) Release of Claims Agreement. The receipt of any severance payments and benefits pursuant to Section 3(b) – (d) of this Agreement will be subject to Executive signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”).  Any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release.  If the release does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement.

(b)Other Requirements. Executive’s receipt of any severance payments and benefits under this Agreement will be subject to Executive continuing to comply with the terms of any form of confidential information agreement with the Company and any other agreement with the Company including terms that continue to apply after termination of Executive’s employment.

5.Limitation on Payments.

In the event that the severance payments and benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section  5, would be subject to the excise tax imposed by Section 4999 of the Code, then, Executive’s benefits under this Agreement will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the Company’s independent public accountants immediately prior to a Change in Control or a national accounting firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  Any reduction in payments and/or benefits required by this Section shall occur in a manner necessary to provide Executive with the greatest economic benefit.  To the extent required to avoid a violation of Section 409A of the Code, in no event will the Company or Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section.

6.Definition of Terms.

The following terms referred to in this Agreement will have the following meanings:

(a) Cause. For purposes of this Agreement, “Cause” will mean: (i) the willful and deliberate failure by Executive to perform his or her duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (ii) willful misconduct by Executive that is demonstrably and materially injurious to the business or reputation of the Company, including fraud, embezzlement, misappropriation of funds or a willful and intentional material violation of Executive’s confidential information agreement with the Company, or (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)Any “person” (as used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of the Company and any corporation controlled by the Company’s stockholders) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(ii)The consummation of a merger or consolidation of the Company or a subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor);

(iii)  The sale, transfer or other disposition of all or substantially all of the Company’s assets.

Any other provision of this Section 6(b) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)  Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)Equity Award. For purposes of this Agreement, “Equity Award” shall mean each then outstanding award relating to the Company’s (or its successor’s) common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, performance units or other similar awards).

(e)Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i)A  material reduction in Executive’s authority, duties or responsibilities, other than as a result of disability;

(ii)A  material reduction in Executive’s base salary and/or target incentive compensation;

(iii)A material change in the geographic location at which Executive must perform his or her services; provided that in no instance will the relocation of Executive to a facility or a location of fifty (50) miles or less from Executive’s then current office location be deemed material for purposes of this Agreement;

(iv)failure of the Company to obtain the assumption of this Agreement by any successor to the Company; or

(v)any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

A termination of employment shall not be considered for “Good Reason” unless Executive provides written notice of the initial occurrence of one of the foregoing events to the Company within ninety (90) days thereafter, provides the Company thirty (30) days to cure, and, in the absence of such a cure, terminates employment within thirty (30) days after the applicable cure period.  A resignation for Good Reason will be deemed to have occurred on the date that Executive properly provided the corresponding written notice of Good Reason to the Company for purposes of determining eligibility for benefits under Section  3, but not for purposes of determining the date of termination for calculations under Section 3(b), (c) or (d).

7.Successors.

(a)Company Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.

(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the Company’s General Counsel.

(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date.

9.Arbitration.

The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Santa Clara County, California, who will be selected and appointed consistent with the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”), except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Company’s form of confidential information agreement.

10.Code Section 409A.

 (a)General.  Any severance payments or benefits that either are considered nonqualified deferred compensation subject to Section 409A (as defined below) or qualify as exempt from Section 409A only pursuant to Treasury Regulation Section 1.409A-1(b)(9) will not be considered due or payable until Executive has a “separation from service” within the meaning of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”).  Further, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of his separation from service, then the benefits payable to Executive under this Agreement that are considered nonqualified deferred compensation under Section 409A and are due to Executive on or within the six (6)-month period following his separation from service will accrue during such six (6)-month period and will become payable (without interest) in a lump sum payment on the earlier of (a) the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service and (b) Executive’s death.    In any case where Executive’s termination and the Release Deadline fall in two separate taxable years, no severance payments or benefits treated as nonqualified deferred compensation subject to Section 409A shall be paid until the later taxable year when any such delayed amounts shall be paid in a lump sum (without interest) on the first payroll date in such year occurring after the release has become irrevocable.

(b)Reimbursements.  Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement arrangement provides for a “deferral of compensation” within the meaning of Section 409A, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including: (i) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods required, any reimbursement or payment of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

(c)Interpretation.  This Agreement is intended to comply with the requirements of Section 409A and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

11.Miscellaneous Provisions.

 (a)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(c)Integration. This Agreement represents the entire agreement and understanding between the parties as to the payment of severance or other benefits if Executive’s employment with the Company terminates and supersedes all prior or contemporaneous agreements.  With respect to Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such Equity Awards except to the extent otherwise explicitly provided in the applicable Equity Award agreement.

(d)Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

(e)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

EGAIN CORPORATION Name: Title: Date	EXECUTIVE Name: Date

[Signature page of Change in Control Severance Agreement]